Exhibit 99.1

Stepan Reports First Quarter Earnings

Northfield, Illinois, April 24, 2018 -- Stepan Company (NYSE: SCL) today reported:

First Quarter Highlights

•

Reported net income was $30.7 million, or $1.31 per diluted share versus prior year record net income of $31.9 million, or $1.37 per diluted share.  Adjusted net income* was $32.0 million, or $1.37 per diluted share versus $31.7 million, or $1.36 per diluted share, in the prior year.

•	Consolidated net sales were $499.3 million, up 7% versus the prior year. This increase was attributable to 3% local currency growth and a 4% translation benefit.

•

Surfactant operating income was a record $40.3 million versus $38.4 million in the prior year.  This increase was primarily attributable to growth in key global markets, principally in North America and Europe, and improved internal efficiencies.  Global Surfactant sales volume increased 4% versus the prior year.

•

Polymer operating income was $16.9 million versus $21.4 million in the prior year.  This decrease was primarily attributable to lower North American rigid polyol margins and lower volumes in North America and Europe.   Global Polymer sales volume was down 9% versus the prior year.

•	Specialty Product operating income was down $1.6 million versus the prior year. This decrease was primarily attributable to order timing differences within our pharmaceutical and flavor business.

•

On March 26, 2018, the Company closed on the acquisition of BASF’s Mexicana, S.A. DE C.V.’s surfactant production facility in Ecatepec, Mexico and a portion of the associated surfactants business.  The Company believes this acquisition significantly enhances Stepan’s market position and supply capabilities for surfactants in Mexico and positions the Company to grow in both the Consumer and Functional markets for surfactants.

•	The effect of foreign currency translation positively impacted net income by $0.8 million, or $0.04 per diluted share, versus prior year.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

“The Company had a good start to the year driven by record Surfactant results,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer. “Surfactant operating income grew due to an improved product mix, improved internal efficiencies and the stabilization of commodity surfactant volumes.  Our North American Polymer business continued to face headwinds related to lost share and lower margins.  In Europe, the Polymer business was negatively impacted by the lingering effect of the 2017 MDI shortage and extended winter weather.  Despite a disappointing quarter for our Polymer business, the market for insulation materials remains attractive due to continued global energy conservation efforts.  Our Specialty Product business results were down due to changing order patterns for our pharmaceutical and flavor customers.  Specialty results for the year should improve over 2017.”

Financial Summary

	Three Months Ended March 31
($ in thousands, except per share data)	2018	2017	% Change
Net Sales	$499,335	$468,269	7%
Operating Income	$39,655	$46,230	-14%
Net Income	$30,723	$31,913	-4%
Earnings per Diluted Share	$1.31	$1.37	-4%

Adjusted Net Income *	$32,030	$31,700	1%
Adjusted Earnings per Diluted Share *	$1.37	$1.36	1%

* See Table II for reconciliations of non-GAAP Adjusted Net Income and Adjusted Earnings per Diluted Share.

Summary of First Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year quarter includes $1.0 million of after-tax expense versus $0.8 million of after-tax income in the prior year.

•

Business Restructuring:  The current year quarter includes $0.3 million of after-tax expense attributable to decommissioning costs related to the Canadian plant closure versus $0.6 million of after-tax expense in the prior year.

Percentage Change in Net Sales

The 7% increase in quarterly net sales was primarily due to the positive impact of foreign currency translation, mostly related to stronger European currencies versus the U.S. dollar.  Current quarter net sales also benefited from a 2% increase in selling prices, mostly attributable to the pass through of certain higher raw material costs, and higher volume.

Three Months Ended March 31, 2018
Volume	1%
Selling Price	2%
Foreign Currency Translation	4%
Total	7%

Segment Results

	Three Months Ended March 31
($ in thousands)	2018	2017	% Change
Net Sales
Surfactants	$358,940	$322,603	11%
Polymers	$121,933	$126,610	(4)%
Specialty Products	$18,462	$19,056	(3)%
Total Net Sales	$499,335	$468,269	7%

	Three Months Ended March 31
($ in thousands, all amounts pre-tax)	2018	2017	% Change
Operating Income
Surfactants	$40,251	$38,371	5%
Polymers	$16,894	$21,425	(21)%
Specialty Products	$(350)	$1,286	(127)%
Segment Operating Income	$56,795	$61,082	(7)%
Corporate Expenses	$(17,140)	$(14,852)	15%
Consolidated Operating Income	$39,655	$46,230	(14)%

Total segment operating income decreased $4.3 million or 7% versus the prior year.

•

Surfactant net sales were $358.9 million for the quarter, an 11% increase versus prior year.  Sales volume increased 4% mostly due to higher North American and European consumer product, oilfield, and agricultural volumes.  Higher sales volume to our distribution partners in North America also contributed to this increase.  Selling prices were up 4% primarily due to the pass-through of higher raw material costs.  The translation impact of a weaker U.S. dollar increased net sales by 3%. Surfactant operating income increased $1.9 million versus the prior year, primarily due to higher volumes, a more favorable product mix and improved internal efficiencies.

•

Polymer net sales were $121.9 million in the first quarter, a 4% decrease versus prior year.  Sales volume decreased 9% in the quarter primarily due to lower North American and European polyol volumes used in rigid foam insulation and insulated metal panels.  This volume shortfall reflects lower customer demand due to adverse winter weather that delayed project starts, lost share in North America and the lingering effects of the 2017 MDI shortfall in Europe.  The Company believes that, fundamentally, the market for insulation materials remains strong due to continued global energy conservation efforts.  The translation impact of a weaker U.S. dollar favorably impacted net sales by 5% while selling prices did not change significantly.  Polymer operating income decreased $4.5 million versus the prior year due to lower volumes and margins that were partially offset by proceeds received from a class action settlement.

•

Specialty Products net sales were $18.5 million for the quarter, a 3% decrease versus prior year.  Sales volume increased 2% for the quarter while selling prices declined.  Operating income decreased $1.6 million versus the prior year primarily due to recurring fluctuations in the timing of orders in our pharmaceutical and flavor businesses.

Corporate Expenses

	Three Months Ended March 31
($ in thousands)	2018	2017	% Change
Total - Corporate Expenses	$17,140	$14,852	15%
Deferred Compensation Expense/(Income) *	$1,614	$376	329%
Business Restructuring Expense	$358	$786	(54)%
Adjusted Corporate Expenses	$15,168	$13,690	11%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expense, increased $1.5 million, or 11%, for the quarter.  This increase was mostly attributable to higher legal expenses, partially driven by the Company’s first quarter acquisition in Mexico.

Income Taxes

The Company’s effective tax rate was 18.4% for the first quarter of 2018 versus 28.0% for the first quarter of 2017. The decrease was primarily attributable to: (a) higher excess tax benefits derived from stock based compensation awards exercised or distributed in the first quarter of 2018 versus 2017, and (b) the net impact of the lower U.S. statutory tax rate of 21% in the first quarter of 2018 versus 35% in the first quarter of 2017. The 2017 U.S. Tax Reform Act favorably benefited the current year quarter by $0.8 million. The Company expects its full year effective tax rate to be in the range of 20% to 23%.

Selected Balance Sheet Information

The Company’s net debt level increased $54.3 million versus prior year-end and the net debt ratio increased from -1% to 6%.  The increase related entirely to lower cash as total debt remained unchanged.  The decrease in cash was primarily due to the first quarter acquisition in Mexico and higher working capital requirements which is typical for the Company in the first quarter.

($ in millions)	March 31, 2018	December 31, 2017
Net Debt
Total Debt	$290.8	$290.8
Cash	244.6	298.9
Net Debt	$46.2	$(8.1)
Equity	774.6	740.1
Net Debt + Equity	$820.8	$732.0
Net Debt / (Net Debt + Equity)	6%	-1%

The major working capital components were:

($ in millions)	March 31, 2018	December 31, 2017
Net Receivables	$325.3	$293.5
Inventories	187.7	172.7
Accounts Payable	(202.4)	(205.0)
Net Total	$310.6	$261.2

Capital spending was $27.4 million versus $20.4 million in the prior year quarter. For the full year, the Company expects capital spending to be between $105 million and $115 million.

Outlook

“Looking forward, we believe our Surfactant business will continue to build upon its strong start and benefit from our diversification efforts into functional products, new technologies, improved internal efficiencies and expanded sales into our broad customer base globally,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “However, headwinds in our North America Polymer business will continue to challenge us in 2018.  Improved European weather should restore demand for insulation and contribute to better Polymer results.  Overall, we remain optimistic about the balance of the year.”

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 24, 2018. The call can be accessed by phone and webcast. Telephone access will be available by dialing 888-228-0609, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Matthew J. Eaken                              (847) 446-7500

* * * * *

Tables follow

Certain information in this presentation consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, the impact of changes in the tax code as a result of recent federal tax legislation and uncertainty as to how some of those changes may be applied, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2018 and 2017

(Unaudited – ‘000s Omitted)

	Three Months Ended March 31
	2018	2017
Net Sales	$499,335	$468,269
Cost of Sales *	409,765	376,150
Gross Profit *	89,570	92,119
Operating Expenses:
Selling *	14,890	13,456
Administrative *	19,439	17,892
Research, Development and Technical Services *	13,614	13,379
Deferred Compensation Expense	1,614	376
	49,557	45,103

Business Restructuring	358	786
Operating Income *	39,655	46,230
Other Income (Expense):
Interest, Net	(3,151)	(2,992)
Other, Net *	1,160	1,092
	(1,991)	(1,900)

Income Before Income Taxes	37,664	44,330
Provision for Income Taxes	6,948	12,418
Net Income	30,716	31,912
Net Income Attributable to Noncontrolling Interests	7	1
Net Income Attributable to Stepan Company	$30,723	$31,913
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.33	$1.39
Diluted	$1.31	$1.37
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	23,082	22,901
Diluted	23,389	23,331

* The 2017 amounts for the noted line items have been immaterially changed from the amounts originally reported as a result of the Company’s 1st quarter 2018 adoption of ASU No. 2017-07 Compensation - Retirement Benefits (Topic 715).  The changes reflect line item reclassifications only and have no impact to pre-tax income or net income.

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended March 31
($ in thousands, except per share amounts)	2018	EPS	2017	EPS
Net Income Reported	$30,723	$1.31	$31,913	$1.37

Deferred Compensation (Income) Expense	$1,038	$0.05	$(802)	$(0.03)
Business Restructuring	269	$0.01	589	$0.02
Adjusted Net Income	$32,030	$1.37	$31,700	$1.36

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

	Three Months Ended March 31
($ in thousands, except per share amounts)	2018	EPS	2017	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$1,365		$(1,293)
Business Restructuring	358		786
Total Pre-Tax Adjustments	$1,723		$(507)

Cumulative Tax Effect on Adjustments	$(416)		$294
After-Tax Adjustments	$1,307	$0.06	$(213)	$(0.01)

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $1.4 million of expense versus $1.3 million of income in the prior year.  The accounting for the deferred compensation plan results in operating income when the prices of Stepan Company common stock or mutual fund shares held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual fund shares as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2018	2017
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$83.18	$78.97	$83.66	$87.14	$78.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended March 31
($ in thousands)	2018	2017
Deferred Compensation
Operating Expense	$(1,614)	$(376)
Other, net – Mutual Fund Gain (Loss)	249	1,669
Total Pre-Tax	$(1,365)	$1,293
Total After Tax	$(1,038)	$802

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three month period ending March 31, 2018 as compared to 2017:

($ in millions)	Three Months Ended March 31		Increase (Decrease)	Increase Due to Foreign Currency Translation
	2018	2017
Net Sales	$499.3	$468.3	$31.0	$17.6
Gross Profit	89.6	92.1	(2.5)	2.1
Operating Income	39.7	46.2	(6.5)	1.0
Pretax Income	37.7	44.3	(6.6)	1.1

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2018 and December 31, 2017

	March 31, 2018	December 31, 2017
ASSETS
Current Assets	$782,010	788,736
Property, Plant & Equipment, Net	616,051	598,443
Other Assets	82,572	83,682
Total Assets	$1,480,633	1,470,861
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$299,554	320,253
Deferred Income Taxes	11,932	10,962
Long-term Debt	268,173	268,299
Other Non-current Liabilities	125,548	130,433
Total Stepan Company Stockholders’ Equity	774,583	740,096
Noncontrolling Interest	843	818
Total Liabilities and Stockholders’ Equity	$1,480,633	1,470,861